EXHIBIT 23

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Plan Administrator
Hasbro, Inc. Retirement Savings Plan:

We consent to the incorporation by reference in registration statement No. 333-34282 on Form S-8 of the Hasbro, Inc. Retirement Savings Plan of our report dated June 13, 2008, relating to the statements of net assets available for plan benefits of the Hasbro, Inc. Retirement Savings Plan as of December 31, 2007 and 2006, and the related statements of changes in net assets available for plan benefits for the years then ended, and the related supplemental schedule, which report appears in the December 31, 2007 annual report on Form 11-K of the Hasbro, Inc. Retirement Savings Plan.

/s/ KPMG LLP

Providence, Rhode Island

June 20, 2008